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                                                                   Exhibit 16.1


October 20, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Commissioners:


We have read the statements made by The Gradall Company Salaried Employees' Savings and Investment Plan (copy attached), which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of The Gradall Company Salaried Employees' Savings and Investment Plan Form 8-K report dated October 15, 2003. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,


/s/ Rea & Associates, Inc.